EXHIBIT 23.2(i)

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of AllyMe Group, Inc.

We consent to the incorporation by reference and use in this Registration Statement on Form S-1/A of AllyMe Group, Inc. of our report dated April 1, 2019 relating to our audit of the financial position of AllyMe Group, Inc. as of December 31, 2018, and the results of its operations and its cash flows for the period ended, which are incorporated by reference and appear in this prospectus, which is part of this registration statement.

We also consent to the reference to our firm under the caption “Experts” in such prospectus.

/s/ KSP Group, Inc.

CERTIFIED PUBLIC ACCOUNTANTS

Los Angeles, California

April 23, 2019